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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

     This Agreement entered into this 15th day of June, 1999, (the "Effective Date") by and between Integrated Information Systems, Inc. ("IIS") a corporation, with its principal place of business located at 1560 West Fountainhead Parkway, Suite 200, Tempe, Arizona 85282 (hereinafter called "Employer"), and Jeffrey Frankel (hereinafter called "Employee").

                                   RECITALS:

     WHEREAS, Employer is a corporation organized and incorporated under the laws of the state of Arizona, and has its principal office in Maricopa County, Arizona;

     WHEREAS, Employee is an individual residing in Maricopa County, Arizona and is a citizen of the state of Arizona;

     WHEREAS, the parties to this Agreement have had a full and fair opportunity to review and discuss the terms of this Agreement and consult with independent legal counsel so that they have a full and complete understanding of the legal and practical significance of each of the provisions of this Agreement; and

     WHEREAS, Employee voluntarily and freely desires to accept such employment under the terms and conditions set forth.

     NOW THEREFORE, in consideration of the foregoing premises and of the conditions hereinafter set forth, it is hereby agreed as follows:

                                   AGREEMENT:

     1.   General Terms of Employment.

     As of June 15, 1999, Employee is to be employed according to the terms of this Agreement and Employer's policies and procedures as they relate to regular, full-time employees, as they exist as of the Effective Date of this Agreement or may be changed from time to time, in the full-time position of Vice President (the "Position"). Employee's duties and responsibilities shall include but not be limited to:

     Lead the development of and coordinate the implementation of the company's strategic initiatives, including:

- Leading our international expansion efforts into London and India by helping develop and execute business plans for each market.

-    Providing business/legal advice as a member of the management team.

-    Provide input on a global dimension to IIS' overall growth strategy.

- Help lay the groundwork for the IPO and the ongoing SEC compliance work that follows.

-    Support our domestic expansion plans.

Employee shall also perform such other duties as are commonly associated with this Position, or as may be assigned or orally or in writing by the Employer from time to time. For purposes of calculating the receipt of health or other benefits, 401(k) plans, bonuses, stock options, etc. the Effective Date of this Agreement is the commencement of Employee's employment with Employer.

     2.   Compensation.

          A. Employer agrees to pay Employee an initial annual salary of One hundred forty Thousand Dollars ($140,000.00) subject to employment taxes and other payroll deductions as may be



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required by law or requested by Employee. Employee's annual salary shall be increased to $150,000.00 at such time that the company's revenues exceed ten million dollars for one quarter.

     B. During the term of this Agreement, Employer shall provide to Employee, his spouse and dependents, those benefits including, but not limited to, health coverage, dental coverage, 401(k), life and disability coverage, and covered parking. Such health and life benefits provided to Employee shall be paid for by Employer. Such health and life benefits provided to Employee's spouse and dependents shall be paid one-half by Employer and one-half by Employee.

     C. Employee may be entitled to receive an annual bonus at the end of each calendar year, or at such other time in Employer's sole discretion. The amount of such bonus is discretionary with Employer and will be determined by, among other things, Employee's performance, level of ability, and overall contribution to IIS. The annual bonus will include cash and/or stock options in IIS, or both.

     D. Employee shall be granted stock options to purchase 50,000 shares of IIS's common stock (the "Stock") at an exercise price of $2.00 per share and an exercise term of ten years (the "Stock Options"). The Stock Options shall vest in Employee, and be freely exercisable according to the following schedule:(i) twenty-five percent (25%) of the Stock Options, or 12,500 shares, shall vest in Employee and be freely exercisable by Employee one (1) year from the Effective Date; (ii) twenty-five percent (25%) of the Stock Options, or 12,500 shares, shall vest in Employee and be freely exercisable by Employee two
(2) years from the Effective Date; (iii) twenty-five percent (25%) of the Stock Options, or 12,500 shares, shall vest in Employee and be freely exercisable by Employee three (3) years from the Effective Date; and (iv) the final twenty-five percent (25%) of the Stock Options, or 12,500 shares, shall vest in Employee and be freely exercisable by Employee four (4) years from the Effective Date.

     In the event that IIS successfully completes an initial public offering of its stock (i.e. on the date when such shares subject to this option award are first traded on a public exchange e.g. NYSE, NASDAQ, AMEX) (the "IPO Date") the vesting schedule set forth above shall be modified as follows: If the IPO Date occurs between July 1, 1999 and July 1, 2003, the 12,500 shares that were to vest on July 1, 2003 shall be accelerated and immediately vest on the IPO Date.

     If Employee is granted additional stock options during the term of his employment as part of a bonus or other compensation, the vesting of such options shall be determined in a separate agreement to be negotiated between Employer and Employee.

     3.        Term of Agreement.

     Subject only to the following notice provisions and the Severance Provision in paragraph 4, the term of this Agreement is for an infinite period of time. Employee may terminate this Agreement at any time upon three (3) weeks' prior written notice to Employer. Employer may terminate Employee's employment with or without cause as specified below.

          (a) Termination for Cause. As used in this Agreement, the term "for cause" shall mean and include: dishonesty; violation of a law that involves a felony; gross misconduct; gross neglect of employment duties; or aiding a competitor. If Employer terminates Employee's employment for cause, Employee shall be entitled to a distribution of pay up to and including the date of Employee's termination. Upon the date of such termination for cause, Employee's benefits will cease, subject to applicable COBRA laws and regulations in effect at such time, and Employer shall provide to Employee a written statement setting forth the reasons for Employee's for cause termination. Employee, however, shall be entitled to any expense reimbursement, draw, commission, bonus, or other incentive that has accrued to Employee's benefit up to the date of such for cause termination.

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     As of the date of a for cause termination: (i) all stock options, including the Stock Options, awarded to Employee by Employer that have vested shall remain vested and freely exercisable by Employee; (ii) all stock options, including the Stock Options, that are to vest in the calendar year of Employee's for cause termination shall vest upon the date of Employee's for cause termination; and (iii) all stock options, including the Stock Options, that are to vest after the calendar year in which Employee's employment is terminated for cause shall be surrendered by Employee to Employer with no further consideration due Employee for such stock options.

          (b) Termination Without Cause. If Employer terminates Employee's employment without cause, Employee shall be entitled to the following notice provisions (the "Notice Period"): (a) during the first year of employment: upon three (3) weeks prior written notice; (b) during the second year of employment: upon five (5) weeks prior written notice; (c) during the third year of employment: upon six (6) weeks prior written notice; and (d) at any time after the third year of employment: upon six (6) weeks prior written notice. During the Notice Period Employee shall be entitled to full pay and benefits and all unvested stock options granted to Employee, including the Stock Options, shall immediately vest in Employee and Employee shall be free to exercise such options.

     4. Severance Provision.

     If Employee's employment is terminated by Employer without cause, Employee shall be entitled to severance pay as follows: (i) if Employee's employment is terminated before July 1, 2000, a three (3) month continuation of Employee's salary and benefits in effect at the time of termination; (ii) if Employee's employment is terminated after July 1, 2000 but before July 1, 2001, a four (4) month continuation of Employee's salary and benefits in effect at the time of termination; and (iii) if Employee's employment is terminated at any time after July 1, 2001, a six (6) month continuation of Employee's salary and benefits in effect at the time to termination. Employee shall not be entitled to severance pay if any of the following conditions occur: (i) Employee is terminated by Employer for "cause"; or (ii) Employee terminates his employment with Employer.

     5. Vacation.

     Employee shall be entitled to three (3) weeks paid vacation during the 1999 calendar year. Employee shall be entitled to four (4) weeks paid vacation during the 2000, 2001, 2002 and 2003 calendar years. Thereafter, Employee shall be entitled to five (5) weeks paid vacation per year.

     6. Non-Compete and Non-Solicitation.

     Employee agrees that, during the term of this Agreement, and for a period of twelve (12) months after termination of employment, he will not, either directly or indirectly, for himself or for any other party, divert or attempt to divert any existing business or employees of Employer, or induce, solicit, canvass or call upon (or attempt to induce, solicit or canvass) any customer of Employer, or induce, solicit, canvass or call upon (or attempt to induce, solicit or canvass) any customer of Employer or employee of Employer from continuing to do business with Employer and/or to do business with a competitor of Employer. A customer is defined as a person, business, organization, company, or any other entity with whom Employer provided services to or did business with during the twelve (12) months immediately preceding Employee's date of termination (whether termination is voluntary or involuntary).

     7. Cellular Telephone.

     During the term of Employee's employment, Employee shall be entitled to the use of a cellular phone of his choosing. The monthly service and fees for such telephone shall be borne by Employer.

     8. Tele-Commuting.

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     During the term of this Agreement, Employee may tele-commute at such times as are appropriate as long as such tele-commuting does not interfere with Employee's duties and responsibilities.

     9.   Confidentiality and Return of Information.

     During the term of this Agreement and for a ten (10) year period thereafter, Employee agrees to keep all proprietary information and trade secrets of Employer confidential. Such information shall not be disclosed to any third party. Employee further agrees that work product created by Employee for Employer during the term of the Agreement shall remain the property of Employer. Such provision shall survive the termination of this Agreement.

     Employee agrees that immediately upon termination of Employee's employment, or upon request by Employer, Employee will return to Employer any employee lists, customer lists, advertising or promotional materials, manuals, and other books, papers, documents, or date (including all copies thereof) belonging to or related to the business of the Employer which Employee obtained, created or compiled in the course of his employment with Employer.

     10.  Governing Law.

     This Agreement shall be governed by the laws of Arizona. In the event that any part of this Agreement shall be held to be invalid by any reason of any law or court decision, such invalidity, if any, shall not affect the validity or legality of any other part of this contract. The parties agree that any dispute or claim arising out of this Agreement shall be made in Maricopa County, Arizona in accordance with the applicable civil rules of the American Arbitration Association before one arbitrator mutually chosen by the parties.

     11.  Knowledge of Agreement's Terms.

     Employee and Employer acknowledge that they have read this entire Agreement and that they understand the nature of the foregoing restrictions, and that the parties are signing this Agreement willingly and without duress.

     12.  Modification.

     This Agreement cannot be modified or amended except in a writing signed by both parties.

     13.  Indemnification.

     Employer agrees to indemnify Employee for any and all expenses, including reasonable attorney's fees, incurred by Employee in connection with any suit, action, demand, litigation, or arbitration in which Employee is named as a party in the event such suit, action, demand, litigation, or arbitration concerns actions taken by Employee within the scope of his employment. Employer further agrees to maintain such necessary insurance such as director's and officer's insurance and errors and omissions insurance in amounts necessary to insure Employee against all claims of any kind.


IN WITNESS WHEREOF, the parties have executed this Agreement this 1st day of July, 1999.

JEFFERY FRANKEL


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/s/   Jeffrey Frankel
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INTEGRATED INFORMATION SYSTEMS, INC.


/s/   Jim Garvey
--------------------------
By: Jim Garvey, President and CEO



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